January 28, 2015

Griffin Institutional Access Real Estate Fund

Griffin Capital Plaza

1520 Grand Avenue

El Segundo, CA90245

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Griffin Institutional Access Real Estate Fund Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 1 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Baker Donelson Bearman Caldwell & Berkowitz, P.C.

Baker Donelson Bearman Caldwell & Berkowitz, P.C.